EXHIBIT 99.1

ADTRAN, INC. ANNOUNCES REVISED FOURTH

QUARTER REVENUE AND EARNINGS ESTIMATE

HUNTSVILLE, ALABAMA - ADTRAN, Inc. (NASDAQ: ADTN) announced revised revenue and earnings estimates for the fourth quarter ending December 31, 2017. Based upon information currently available, revenue for the quarter is expected to be approximately $125 million. Non-GAAP earnings per share for the quarter are expected to be approximately $0.01. GAAP earnings per share for the quarter, assuming dilution, are expected to be a loss of approximately $0.04. Further, our current expectations are that revenue for the first quarter of 2018 will be in the range of the fourth quarter of 2017.

ADTRAN Chief Executive Officer Tom Stanton stated, “Our performance this quarter has been significantly impacted by a merger-related review and slowdown in the spending at a domestic Tier 1 customer. Our current understanding is that this review will be completed in 60 to 90 days, at which time capital plans will be finalized. Going forward, recent awards and trials in Tier 1 customer accounts, both domestically and abroad, leave us very confident about our positioning.”

GAAP earnings per share exclude any potential income tax effects of the Tax Cuts and Jobs Act. Non-GAAP earnings per share exclude the effect of acquisition-related expenses, amortizations and adjustments, and stock compensation expense.

The Company confirmed that its fourth quarter conference call will be held Wednesday, January 17, 2018, at 9:30 a.m. Central Time. ADTRAN will webcast this conference. To listen, simply visit the Investor Relations site at www.investors.adtran.com approximately 10 minutes before the start of the call and click on the conference call link provided.

An online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site approximately 24 hours following the call and will remain available for at least 12 months.

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at investor.relations@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2016. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.